Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-172636 of our report dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of Wesco Financial Corporation, and the effectiveness of Wesco Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Wesco Financial Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

April 14, 2011